Exhibit 10.25

ASSET PURCHASE AGREEMENT

BETWEEN

MDU COMMUNICATIONS (USA) INC.

AND

DIRECT SATELLITE, INC.

MAY 18, 2004

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into this 18th day of May 2004 between Direct Satellite, Inc., an Illinois corporation (“Seller”), and MDU Communications (USA) Inc., a Washington corporation (“Buyer”). (Each of Buyer and Seller may be referred to herein individually as a “Party” and collectively as the “Parties.”)

W I T N E S S E T H

WHEREAS, Buyer is a provider of digital satellite television and high-speed Internet services to the United States multi-dwelling unit marketplace; and

WHEREAS, Seller owns and operates certain private telecommunications video systems and the rights to provide video and Internet services at the multi-dwelling unit properties (the “Properties”) identified in Exhibit A (collectively, the “Systems”); and

WHEREAS, Seller desires to sell and transfer to Buyer and Buyer desires to purchase certain assets and assume certain liabilities of Seller relating to such assets or used in connection with Seller’s operation of the Systems;

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions and Interpretation

1.1                                 Interpretation. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “included,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” When used in this Agreement, the word “primarily” shall be deemed to be followed by the phrase “or exclusively.” All accounting terms not defined in this Agreement shall have the meanings determined by United States generally accepted accounting principles. The Parties acknowledge that both Parties have participated in the drafting and preparation of the Transaction Documents (as hereinafter defined) to which they are parties and agree that any rule of construction to the effect that ambiguities are to be construed against the drafting party shall not be applied to the construction or interpretation of such agreements. Whenever the word “Agreement” appears it shall mean this Agreement together with all Schedules and Exhibits hereto.

ARTICLE II

Purchase and Sale of Acquired Assets

2.1                                 Acquired Assets. Effective as of the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer free and clear of all liens, and Buyer shall purchase, assume and acquire from Seller, all of Seller’s right, title and interest in, to and under the Acquired Assets as the same shall exist on the Closing Date. “Acquired Assets” shall mean:

(a)                                  Equipment. All equipment and other personal property owned by Seller which comprises the Systems and is located at the Properties, including satellite dishes, antennae, microwave equipment, headend equipment, origination equipment, transmission and electronic equipment, signal delivery equipment, distribution and drop lines, amplifiers, power supplies, conduit, vaults, pedestals, grounding and pole hardware, routers, customer devices (including converters, set top boxes, subscriber units and taps, and cable data terminals) and any other similar equipment used in the operation of the Systems.

(b)                                 Inventory. All operating inventory, supplies and other inventories of every kind and nature owned by Seller and used in the operation of the Systems which is (i) located at the Properties, (ii) in the possession of any of Seller’s contractors who service the Systems, or (iii) located at 3825 North Elston Ave., Chicago, IL 60618 (“Seller’s Headquarters”). A general list of the Inventory and the locations thereof is set forth on Exhibit B.

(c)                                  Subscribers. The names of Seller’s subscribers listed by Property and by services subscribed for are set forth on Exhibit C.

(d)                                 Acquired Contracts. All of the rights and benefits of Seller under the contracts and commitments listed on Exhibit D (the “Acquired Contracts”) which are comprised of:

(i)                                     Agreements with owners of the Properties pursuant to which Seller is granted an exclusive or non-exclusive right of entry to such Properties to provide video, DIRECTV, Internet or other services (the “MDU Agreements”);

(ii)                                  Seller’s agreements with subscribers for video or Internet service in effect as of the Closing Date;

(iii)                               Seller’s unfilled service orders for services to be provided to subscribers or prospective subscribers on or after the Closing Date;

(iv)                              All of the rights and benefits of Seller under letters of intent or similar documentation relating to the provision by Seller of video, DIRECTV, Internet, or other services to properties not presently served by Seller;

(v)                                 Certain programming and service agreements to which Seller is a party.

(vi)                              All outstanding purchase orders for Inventory or other supplies to be delivered on or after the Closing Date.

(e)                                  Acquired Records. Except for the Excluded Records (as hereinafter defined) and the documents described in Section 2.2(d), all records, including all files, books, records, manuals, correspondence, property files, price lists, subscriber lists, prospective customer lists, prospective subscriber lists, sales information regarding prospective properties and new property owner contacts, mailing lists, purchasing materials and related records, papers, construction and engineering maps and data, schematics and blueprints pertaining to the Systems and other data owned by Seller as of the Closing Date and related to the Systems.

(f)                                    Intangible Assets.  All of Seller’s intangible assets, including all intellectual property and other proprietary information, copyrights (whether registered or unregistered), trademarks, trade names, service marks, domain names, registrations, registration applications, trade secrets, web addresses and sites and all goodwill associated with the Seller. To the extent required by applicable law, Seller agrees to file all retransmission applications and include these rights herein.

(g)                                 Prepaid Insurance.  All prepayments in respect of the insurance policies listed on Exhibit E.

(h)                                 Accounts Receivable. All accounts receivable relating to the Systems due to Seller that relate to periods on or after the Closing Date.

2.2                                 Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, the following assets (the “Excluded Assets”) shall not be included in the Acquired Assets:

(a)                                  Cash. Cash, cash equivalents on hand or in bank accounts owned by Seller, certificates of deposit, bank or savings and loan accounts, securities or investments held by Seller.

(b)                                 Bonds and Insurance. Bonds and insurance policies furnished by Seller pursuant to any authorization or agreement, except for the policies listed on Exhibit E.

(c)                                  Tax Refunds and Insurance Claims. Rights to (i) tax refunds for taxable periods ending on or prior to the Closing Date; and (ii) insurance claims or rights to payment arising thereunder.

(d)                                 Corporate Documents. The articles of incorporation, bylaws, minute books, stock ledgers, corporate seal, stock certificates, tax returns, tax records and other records relating to the existence or governance of Seller in any jurisdiction.

(e)                                  Other Contracts. All agreements to which Seller is a party other than

Acquired Contracts.

(f)                                    Rights under Transaction Documents. All rights of Seller under this Agreement and the other Transaction Documents to which it is a party.

(g)                                 Rights Related to Retained Liabilities. All rights related to the Retained Liabilities (as hereafter defined).

(h)                                 Excluded Records. All of Seller’s records which are not related to the Systems, and all records which are received from or directed to Seller’s legal counsel, or which are or are purported to be privileged pursuant to an attorney/client privilege.

(i)                                     Loss Carryforwards. All losses, loss carryforwards and rights to receive refunds, credits and loss carryforwards with respect to all taxes.

(j)                                     Software. Seller’s software systems and licenses wherever used or located.

(k)                                  Vehicle. Title to Seller’s truck.

(l)                                     Seller’s Headquarters. Title to Seller’s Headquarters.

(m)                               Miscellaneous. All furniture, office equipment and personal effects located at Seller’s Headquarters.

(n)                                 Telephone System.  The telephone system at Seller’s Headquarters, provided that Buyer will have the right to use this system (at its expense) during the term of the Lease.

(o)                                 Telephone Number.  Seller’s telephone number (773-539-6000), provided that Buyer will have the right to use this number without charge on a shared basis with Cablecom/Spacelink Inc. and/or Cablecom Corporation (“Cablecom”) during the twelve (12) months following the Closing.

(p)                                 Receivables.  All accounts and notes receivable due to Seller that relate to periods prior to the Closing Date.

2.3                                 Third Party Consents or Assignments. Nothing in this Agreement shall be construed as an attempt by Seller to assign any Acquired Contract to the extent that by the terms thereof such Acquired Contract is not assignable without the consent, authorization or approval of the other party or parties thereto or of any governmental authority. Prior to the Closing Date, Seller shall use commercially reasonable efforts (and, to the extent required, Buyer shall cooperate with Seller) to obtain from third parties and governmental authorities all requisite consents and acknowledgements to the assignment by Seller of the MDU Agreements and the other Acquired Contracts in forms reasonably acceptable to Buyer.

2.4                                 Exclusion of Acquired Contracts and Purchase Price Adjustment. If within ninety (90) days after the Closing Date Seller fails to obtain the requisite consent of any third party to the assignment or transfer of MDU Agreement, then such MDU Agreement, the assets comprising the related System and all related assets, rights and obligations shall be deemed Excluded Assets for all purposes, and the purchase price shall be adjusted as provided in the Escrow Agreement (as defined herein).

2.5                                 Audit. Seller agrees to undertake an audit of Seller’s financial statements for its past two fiscal years, by an independent accountant or auditing firm, and to have that audit completed within forty-five (45) days after the Closing Date. Buyer and Seller shall split the cost of the audit, provided that in no event shall Seller be required to pay more than $10,000 of such costs.

ARTICLE III

Assumption of Liabilities

3.1                                 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, effective as of the Closing Date, Buyer shall assume, pay, perform and discharge when due all of the following liabilities, responsibilities and obligations of Seller relating to the Acquired Assets arising on or subsequent to the Closing Date (the “Assumed Liabilities”):

(a)                                  Acquired Contracts. All of Seller’s liabilities and obligations under the Acquired Contracts which arise on or after the Closing Date.

(b)                                 Operating Liabilities. All liabilities, obligations, costs and expenses arising from or related to the operation of the Systems or the ownership, operation, use or maintenance of the Acquired Assets on or after the Closing Date and programming costs incurred prior to the Closing Date that relate to periods on or after the Closing Date.

3.2                                 Excluded Liabilities. Other than the Assumed Liabilities, Buyer shall not assume, pay, discharge, perform or in any way be responsible or liable for any liabilities or obligations of Seller (the “Excluded Liabilities”). Notwithstanding anything to the contrary contained in this Agreement, Buyer does not assume any liability of Seller related to the ownership, operation, use or maintenance of the Acquired Assets or the operation of the Systems prior to the Closing Date or otherwise except those specifically referenced in this Agreement.

ARTICLE IV

Purchase Price

4.1                                 Consideration. The purchase price to be paid by Buyer to Seller for the Acquired Assets shall be Two Million Four Hundred Thousand Dollars ($2,400,000), subject to adjustment as set forth in Section 4.3 (the “Purchase Price”).  The Purchase Price represents a payment of $431.50 for each unit comprising the Properties.

4.2                                 Payment of Purchase Price. Buyer shall pay the Purchase Price as follows:

(a)                                  Two Million One Hundred Sixty Thousand Dollars ($2,160,000) less an amount (the “Holdback Amount”) calculated in accordance with the Escrow Agreement in respect of all third party consents required for the assignment of MDU Agreements that are not obtained on or prior to the Closing Date will be paid to Seller at the Closing by wire transfer of immediately available funds to an account designated by Seller; provided, however, that in no event shall the Holdback Amount exceed One Million Seven Hundred Sixty Thousand Dollars ($1,760,000).

(b)                                 The sum of Two Hundred Forty Thousand Dollars ($240,000) plus the Holdback Amount (collectively, the “Escrow Amount”) will be paid to First Midwest Bank (the “Escrow Agent”) by wire transfer of immediately available funds to an account designated by Escrow Agent, which funds shall be held by the Escrow Agent and disbursed by the Escrow Agent pursuant to the terms of an Escrow Agreement in the form of Exhibit F among Seller, Buyer and the Escrow Agent.

4.3                                 Purchase Price Adjustment.

(a)                                  Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Adjustment Statement”) setting forth Buyer’s good faith determination as of the Closing Date of (i) the actual number of private cable subscribers, (ii) the actual number of Internet subscribers and (iii) the actual number of DIRECTV subscribers, compared to the number of subscribers set forth in Exhibit C. To the extent the number of subscribers as of the Closing Date reflected on the Adjustment Statement is less than the number of subscribers set forth on Exhibit C, the Purchase Price shall be reduced in accordance with the Escrow Agreement. The Adjustment Statement shall become final and binding upon both Parties on the tenth (10th) day following delivery thereof (without counting such day of delivery) to Seller unless Seller gives written notice of disagreement with the Adjustment Statement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and relate solely to the review of the Adjustment Statement and the calculation of the Purchase Price adjustment. Each of Seller and Buyer promptly shall provide the other Party with access during normal business hours to any books, records, working papers or other information in its possession after the Closing Date reasonably necessary or useful in the preparation of the Adjustment Statement and Notice of Disagreement.

(b)                                 If the Parties cannot negotiate a mutually acceptable resolution of the proposed Purchase Price adjustment, Seller and Buyer shall submit to an independent public accounting firm (the “Independent Accountants”) for review and resolution all matters arising under this Section 4.3 that remain in dispute. The Independent Accountants shall be a nationally recognized certified public accounting firm agreed upon by Seller and Buyer, which firm shall not have performed services for either Party or their respective affiliates during the preceding three (3) years. The Independent Accountants shall render a decision resolving the matters submitted to the Independent Accountants within thirty (30) days following submission thereto (or as soon thereafter as reasonably practicable). The fees and expenses of the Independent Accountants shall be shared equally by Buyer and Seller.

(c)                                  If a Purchase Price reduction is required pursuant to Section 4.3(a), the amount of such reduction shall be paid by the Escrow Agent to Buyer from the Escrow Amount within two (2) business days.  If the Purchase Price reduction exceeds $240,000, Seller shall pay to Buyer the balance of the Purchase Price reduction on or prior to the expiration of such two (2) business day period.  If the Purchase Price reduction is less than $240,000, the Escrow Agent shall pay to Seller such difference (together with all interest thereon).  If no Purchase Price reduction is required to be made pursuant to Section 4.3(b), the Escrow Agent shall release the $240,000 (together with all interest thereon) to Seller within two (2) business days.

(d)                                 Promptly following the receipt thereof, Seller shall deliver to Buyer each third party consent required for the assignment of an MDU Agreement.  Within two (2) business days following delivery of joint written notice to the Escrow Agent of receipt of each such consent, the Escrow Agent shall release to Seller the portion of the Holdback Amount relating to the applicable MDU Agreement (together with all interest thereon) specified by Buyer and Seller in such joint written notice. If within ninety (90) days after the Closing Date Seller has not delivered all such consents to Buyer, within two (2) business days following delivery of joint written notice thereof to the Escrow Agent, the Escrow Agent shall release to Buyer in accordance with the Escrow Agreement that portion of the Holdback Amount relating to the applicable MDU Agreements (together with all interest thereon).

4.4                                 Allocation of Consideration. No later than ninety (90) days subsequent to the Closing Date, Buyer and Seller shall use their good faith efforts to agree to the allocation of the Consideration, the Assumed Liabilities and other relevant items to individual assets or classes of assets within the meaning of Section 1060 of the Internal Revenue Code (the “Allocation”). If Buyer and Seller cannot agree to an Allocation, Buyer and Seller covenant and agree to file all tax returns consistent with each of Buyer and Seller’s good faith allocations, unless otherwise required because of a change in applicable law.

ARTICLE V

Representations and Warranties of Seller

Seller represents and warrants to Buyer as follows:

5.1                                 Organization, Standing and Power.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, having the requisite power and authority to own, lease, operate and transfer its properties, including the Acquired Assets, and to conduct its business as currently conducted. Seller is qualified to do business and is in good standing in each state in which the nature of the business conducted by it in such state requires such qualification or registration, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect (as hereinafter defined).

5.2                                 Authority. Seller has all corporate power and authority necessary to execute this Agreement, the Escrow Agreement, the Bill of Sale, Assignment and Assumption Agreement and the Lease (such agreements, together with the Employment Agreement, the Stock Option Agreement, the Consulting Agreement and the Subscription Agreement, being collectively referred to herein as the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement constitutes, and the other Transaction Documents to which Seller is a party (when executed and delivered by Seller) will constitute, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application affecting creditors’ rights and the application of general principles of equity.

5.3                                 No Breach or Conflict. Neither the execution, delivery and performance of the Transaction Documents to which Seller is a party nor the consummation of the transactions contemplated hereby and thereby will (i) cause Seller to breach any material contract, law or court order that is applicable to the Systems, (ii) conflict with or result in a violation of Seller’s Articles of Incorporation or Bylaws, (iii) subject to obtaining the consents referred to in Section 5.4, conflict with or result in a breach of any Acquired Contract, or (iv) result in the creation of any material lien, or give to others (other than Buyer) any interest or rights, in or with respect to any of the Acquired Assets.

5.4                                 Consents. Schedule 5.4 contains a list of (i) each person or entity whose consent is required to permit Seller to assign to Buyer an MDU Agreement or other Acquired Contract, and (ii) each person or entity whose acknowledgement will be requested to permit Seller to assign to Buyer an MDU Agreement or other Acquired Contract.

5.5                                 Receivables/Customer Deposits. All of Seller’s outstanding accounts receivable were created in the ordinary course of business consistent with past practice. A list of such accounts receivable which identifies the account debtor and the amount of each such receivable is set forth in Schedule 5.5(a). A list of customer deposits held by Seller which identifies each customer and the amount of such deposit is set forth in Schedule 5.5(b).

5.6                                 Title, Encumbrances and Quality. Except as set forth on Schedule 5.6, Seller has good and marketable title to all of the Acquired Assets and owns all of the Acquired Assets free and clear of all liens and encumbrances. All tangible Acquired Assets are in good operating condition and repair, normal wear and tear excepted.

5.7                                 Claims, Litigation and Disputes. There is no claim, litigation, action or legal proceeding pending before any governmental entity or, to Seller’s knowledge, threatened, affecting (i) Seller’s ability to perform its obligations under the Transaction Documents to which it is a party, (ii) the rights granted to Seller under the Acquired Contracts, (iii) the financial condition or business operations of the Systems or (iv) the ownership, use, maintenance or operation of the Acquired Assets and the Systems by Buyer, that in any such case if determined adversely to Seller, would reasonably be expected to have a Material Adverse Effect on Seller’s ability to consummate the transactions contemplated hereby. “Material Adverse Effect” means a material adverse effect on the financial condition or business operations of the Systems or the Acquired Assets, taken as a whole.

5.8                                 MDU Agreements. A list of all MDU Agreements currently in effect is set forth in Exhibit A. Except as set forth in Schedule 5.8, or except as would not have a Material Adverse Effect, (i) each MDU Agreement is valid and binding upon Seller and in full force and effect, and (ii) neither Seller nor, to the knowledge of Seller, any other party to an MDU Agreement is in material breach thereof or default thereunder and there does not exist, to Seller’s knowledge, any event, occurrence, condition, or act that, with the giving of notice, the lapse of time, or the happening of any further event or condition, would become a material breach or default under an MDU Agreement. Except as set forth in Schedule 5.8, as of the date hereof, Seller has not received any verbal or written notice a material breach of or default under an Acquired Contract by Seller or of the intention of any party to terminate any Acquired Contract.

5.9                                 Compliance With Laws. The Systems are in compliance with all material laws applicable to the Systems, except where the failure to be in compliance would not have a Material Adverse Effect. Seller has not received any written notice within the past twelve (12) months relating to violations or alleged violations or defaults under any applicable rule, regulation, code, law or court order. No Federal Communications Commission licenses are required for the operation of the Systems.

5.10                           Taxes, Fees and Utilities.

(a)                                  All tax returns required to be filed by Seller prior to the Closing Date have or will be timely filed, all such tax returns were or will be true, correct and complete in all material respects when filed, and all taxes shown as due and payable on such tax returns have been or will be paid by Seller when required by applicable law, and there are no tax liens upon any of the Systems.

(b)                                 With respect to the operation of the Systems, Seller has paid in full all applicable license fees and utility bills.

5.11                           No Material Adverse Change. There has been no material adverse change in the financial condition or results of operations of Seller since November 20, 2003.

5.12                           Free Services. Schedule 5.12 is a materially accurate list of persons or entities to whom Seller has agreed to provide free video or Internet services, complimentary accounts or demonstration accounts.

5.13                           Brokerage Fees. Except for Faurot & Associates, Inc., whose fee will be paid by Seller pursuant to a separate agreement, no person or other entity acting on behalf of Seller is entitled to any brokerage or finder’s fee or commission in connection with the transactions contemplated by this Agreement.

5.14                           Conduct of Business. Since April 14, 2004, the date on which Seller executed a letter agreement with respect to the transactions contemplated hereby, Seller has operated the Systems substantially in the manner as theretofore conducted. Since such date, Seller has used commercially reasonable efforts to preserve existing business relationships with its subscribers, property owners, suppliers, employees and others having business relationships with Seller in connection with the Systems, has preserved and maintained the Acquired Assets on a basis consistent, in all material respects, with past practice and kept the tangible Acquired Assets, in all material respects, in good working condition, ordinary wear and tear excepted.

ARTICLE VI

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

6.1                                 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington, has the requisite power and authority to conduct its business as currently conducted and as contemplated by this Agreement, and to own, lease, operate and hold the Acquired Assets. Buyer is duly qualified or registered and in good standing in every jurisdiction where the character of the properties owned or leased by, or the nature of the business conducted by, Buyer makes qualification to do business as a foreign entity necessary, except such jurisdictions where a failure to so qualify could not reasonably be expected to have a Material Adverse Effect upon Buyer, its properties or business.

6.2                                 Authority. Each of Buyer and MDU Communications International, Inc. (“Parent”) has all corporate power and authority to execute the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Buyer and Parent of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement constitutes, and, upon execution, the other Transaction Documents to which Buyer or Parent is a party will constitute, valid and binding obligations of Buyer or Parent, as the case may be, enforceable against Buyer or Parent, as the case may be, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application affecting creditors’ rights and the application of general principles of equity.

6.3                                 No Breach or Conflict. The execution, delivery and performance by each of Buyer and Parent of the Transaction Documents to which it is and the consummation of the transactions contemplated hereby and thereby will not (i) cause Buyer or Parent to violate any law or court order, (ii) conflict with or result in a violation of the Certificate or Articles of Incorporation or Bylaws of Buyer or Parent, or (iii) conflict with or result in a material breach of any of the terms, conditions or provisions of any contract to which Buyer or Parent is a party or by which it may be bound, or constitute a default thereunder, which breach, conflict, default or creation would materially affect Buyer’s or Parent’s ability to perform its obligations under the Transaction Documents to which it is a party.

6.4                                 Claims, Litigation and Disputes. There is no claim or litigation or investigative proceeding pending or, to the knowledge of Buyer, threatened against Buyer or Parent which would materially affect Buyer’s or Parent’s ability to perform its obligations under the Transaction Documents to which it is a party.

6.5                                 Brokerage Fees. Except for Morgan, Joseph & Co. Inc, whose fee will be paid by Buyer pursuant to a separate agreement, no person or other entity acting on behalf of Buyer is entitled to any brokerage or finder’s fee or commission in connection with the transactions contemplated by this Agreement.

6.6                                 Financial Capability. Buyer has or has available to it sufficient funds to pay the Purchase Price and otherwise consummate the transactions contemplated hereby.

ARTICLE VII

Conditions to Seller’s Obligations

The obligation of Seller to consummate transactions contemplated hereby shall be subject to the fulfillment, prior to or at Closing, of each of the following conditions unless waived by Seller in writing:

7.1                                 Buyer’s Representations and Warranties. Each representation and warranty made by Buyer shall be true and correct in all material respects (except for those representations that contain a materiality qualification, which representations shall be true and correct) on and as of the Closing Date with the same effect as though each such representation or warranty had been made or given on and as of the Closing Date, other than representations and warranties made as of a specific date, which shall be true and correct as of such specific date.

7.2                                 Buyer’s Performance.  Buyer shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder through the Closing Date.

7.3                                 Buyer’s Deliveries. Buyer shall have paid the Purchase Price and delivered to Seller the agreements and other documents listed in Article XI hereof.

ARTICLE VIII

Conditions to Buyer’s Obligations

The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment, prior to or at Closing, of each of the following conditions unless waived by Buyer in writing:

8.1                                 Seller’s Representations and Warranties. Each representation and warranty made by Seller shall be true and correct in all material respects (except for those representations that contain a materiality qualification, which representations shall be true and correct) on and as of the Closing Date with the same effect as though each such representation and warranty had been made or given on and as of the Closing Date, other than representations and warranties made as of a specific date, which shall be true and correct as of such specific date.

8.2                                 Seller’s Performance. Seller shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder through the Closing Date.

8.3                                 Seller’s Deliveries. Seller shall have delivered to Buyer the agreements and other documents listed in Article X hereof.

8.4                                 Consents.  Seller shall have delivered to Buyer all consents and acknowledgements set forth on Schedule 5.4, in a form acceptable to Buyer, required or requested for the assignment to Buyer of the MDU Agreements and the other Acquired Contracts.

ARTICLE IX

Closing

9.1                                 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at Buyer’s offices at 60-D Commerce Way, Totowa, New Jersey or at such other location as may be mutually agreed upon by the parties at 10:00 a.m., local time, on May 20, 2004 or on such other date or such other time as agreed to by the Parties.

9.2                                 Further Assurances. Subject to the terms and conditions of this Agreement, the Parties will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Transaction Documents and the other documents and instruments to be delivered pursuant hereto.

9.3                                 Bulk Sales Laws. Buyer and Seller waive compliance with applicable laws under any version of Article 6 of the Uniform Commercial Code adopted by any state or any similar law relating to the sale of inventory, equipment or other assets in bulk in connection with the sale of the Systems and the other Acquired Assets.

9.4                                 Transition.  Buyer and Seller shall reasonably cooperate subsequent to the Closing Date to effectuate a smooth transition of the Acquired Assets and cutover of services to Buyer’s systems.

ARTICLE X

Seller’s Deliveries at Closing

10.1         At the Closing, Seller shall deliver to Buyer the following:

(a) Bring-Down Certificate. A bring-down certificate executed by an executive officer of Seller certifying that the conditions specified in Sections 8.1 and 8.2 have been satisfied.

(b) Secretary’s Certificate. A certificate executed on behalf of Seller by Seller’s Secretary certifying as to the incumbency, and authenticating the signatures of, officers executing this Agreement and certificates delivered hereunder on behalf of Seller, and certifying as to the adoption and continuing effect of appropriate resolutions authorizing Seller’s execution, delivery and performance of this Agreement and the other agreements contemplated hereby.

(c) Bill of Sale, Assignment and Assumption Agreement. A Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit G duly executed by Seller.

(d) Employment Agreement. An Employment Agreement between Buyer and Tom Looney in the form attached hereto as Exhibit I duly executed by Tom Looney.

(e) Stock Option Agreement. A Stock Option Agreement between Parent and Tom Looney in the form attached hereto as Exhibit J duly executed by Tom Looney.

(f) Escrow Agreement. An Escrow Agreement among Buyer, Seller and the Escrow Agent in the form attached hereto as Exhibit F duly executed by Seller.

(g) Subscription Agreement. A Subscription Agreement between Parent and Cablecom, in the form attached hereto as Exhibit K duly executed by Cablecom.

(h) Lease.  A Lease between Buyer and the owner of the property relating to the use of Seller’s Headquarters in the form attached hereto as Exhibit L duly executed by the property owner.

(i) Consulting Agreement.  A Consulting Agreement between Buyer and Cablecom in the form attached hereto as Exhibit M duly executed by Cablecom.

(j) Acquired Contracts, Acquired Records and Intangible Acquired Assets.  If not previously delivered to Buyer, or unless other arrangements for delivery have been made, all original Acquired Contracts, Acquired Records and documents embodying the intangible Acquired Assets.

(k)  Release of Liens. Release of all Liens relating to the Acquired Assets.

ARTICLE XI

Buyer’s Deliveries at Closing

11.1 At Closing, Buyer shall deliver to Seller the following (or to the Escrow Agent in the case of (b) below):

(a) Purchase Price. Payment of the Purchase Price in accordance with Section 4.2(a).

(b) Escrow Amount. Payment of the Escrow Amount to the Escrow Agent in accordance with Section 4.2(b).

(c) Bring-Down Certificate. A bring-down certificate executed by an executive officer of Buyer certifying that the conditions specified in Sections 7.1 and 7.2 have been satisfied.

(d) Secretary’s Certificate. A certificate executed on behalf of Buyer by Buyer’s Secretary certifying as to the incumbency, and authenticating the signatures of, officers executing this Agreement and certificates delivered hereunder on behalf of Buyer, and certifying as to the adoption and continuing effect of appropriate resolutions authorizing Buyer’s execution, delivery and performance of this Agreement.

(e) Bill of Sale; Assignment and Assumption Agreement. A Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit G duly executed by Buyer.

(f) Employment Agreement. An Employment Agreement between Buyer and Tom Looney in the form attached hereto as Exhibit I duly executed by Buyer.

(g) Stock Option Agreement. A Stock Option Agreement between Parent and Tom Looney in the form attached hereto as Exhibit J duly executed by Parent.

(h) Escrow Agreement. An Escrow Agreement among Buyer, Seller and the Escrow Agent in the form attached hereto as Exhibit F duly executed by Buyer.

(i) Subscription Agreement. A Subscription Agreement between Parent and Cablecom in the form attached hereto as Exhibit K duly executed by Parent.

(j) Lease.  A Lease between Buyer and the owner of the property relating to the use of Seller’s Headquarters in the form attached hereto as Exhibit L duly executed by Buyer.

(k) Consulting Agreement.  A Consulting Agreement between Buyer and Cablecom in the form attached hereto as Exhibit M duly executed by Buyer.

(l) Stock Certificates. Stock Certificates evidencing the shares of common stock of Parent issuable pursuant to the Subscription Agreement.

ARTICLE XII

Tax Matters

12.1                           Filing of Tax Returns. In connection with the preparation and filing of tax returns as of and after the Closing Date, Buyer and Seller shall cooperate and exchange information reasonably required to accomplish the matters contemplated by this Article.

12.2                           Access to Books and Records. After the Closing Date, upon reasonable notice, each Party will give to the representatives, employees, counsel and accountants of the other Party, access, during normal business hours, to records relating to periods prior to or including the Closing Date, and will permit such persons to examine and copy such records, in each case to the extent reasonably requested by the other Party in connection with tax and financial reporting matters (including any tax returns and related information), audits, legal proceedings and governmental investigations (including such financial information and any receipts evidencing payment of taxes as may be requested by Seller to substantiate any claim for tax credits or refunds); provided, however, that nothing herein will obligate either Party to take actions that would unreasonably disrupt the normal conduct of its business or violate the terms of any contract to which it is a party or to which any of its assets is subject. Seller and Buyer will cooperate with each other in the conduct of any tax audit or similar proceedings involving or otherwise relating to the operation of the Systems or the ownership of the Acquired Assets prior to the Closing Date (or the income therefrom or assets thereof) with respect to any tax.

12.3                           Allocation of Liabilities for Taxes.  Seller shall be liable for taxes arising from or pertaining to the operation of the Systems or ownership of the Acquired Assets for all taxable periods (or portions thereof) ending prior to the Closing Date, and Buyer shall be liable for taxes arising from or pertaining to the operation of the Systems or ownership of the Acquired Assets for all taxable periods (or portions thereof) ending on or after the Closing Date.

ARTICLE XIII

Indemnification

13.1                           Definitions; Survival of Representations and Warranties.  For purposes of this Agreement, (i) “Indemnification Payment” means the amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) “Indemnitee” means any person or entity entitled to indemnification under this Agreement, (iii) “Indemnifying Party” means the Party required to provide indemnification under this Agreement, and (iv) “Indemnifiable Losses” means any losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and expenses) actually incurred by an Indemnitee.

(a)                                  Each of the representations and warranties contained in Article V and Article VI will terminate, without further action, on the date which is two (2) years following the Closing Date. All covenants of the Parties, including those relating to the payment of the Assumed Liabilities by Buyer, the payment of the Excluded Liabilities by

Seller and the indemnification obligations contained in this Article XIII will survive the Closing Date and remain in full force and effect indefinitely or until the expiration of the applicable statute of limitation.

(b)                                 Unless a claim for indemnification with respect to any alleged breach of any representation or warranty is asserted by notice given as herein provided that specifically identifies a particular breach and the underlying facts relating thereto, which notice is given within the applicable period of survival for such representation or warranty, such claim may not be pursued and is irrevocably waived after such time. Without limiting the generality or effect of the foregoing, no claim for indemnification with respect to any representation or warranty will be deemed to have been properly made except (i) to the extent it is based upon a Third Party Claim (as hereinafter defined), such claims is made prior to the expiration of the survival period for such representation or warranty, or (ii) to the extent based on Indemnifiable Losses actually incurred by an Indemnitee, such claim is made prior to the expiration of the survival period for such representation or warranty.

13.2                           Indemnification. Seller and Buyer shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

(a)                                  Following the Closing and subject to the other sections of this Article XIII, Seller will indemnify, defend and hold harmless Buyer and its respective directors, officers, and agents from and against all Indemnifiable Losses relating to, resulting from or arising out of (i) any inaccuracy in any of the representations and warranties made by Seller herein, (ii) any breach by Seller of any covenant or agreement of Seller contained in this Agreement, which covenant or agreement requires performance by Seller at or after the Closing, and (iii) any of the Excluded Liabilities.

(b)                                 Following the Closing and subject to the other sections of this Article XIII, Buyer will indemnify, defend and hold harmless Seller and its respective directors, officers, and agents from and against all Indemnifiable Losses relating to, resulting from or arising out of (i) any inaccuracy in any of the representations or warranties made by Buyer, (ii) a breach by Buyer of any covenant or agreement of Buyer contained in this Agreement, which covenant or agreement requires performance by Buyer at or after the Closing, (iii) any of the Assumed Liabilities, (iv) the ownership, maintenance or use of the Acquired Assets on or after the Closing and (v) the operation of the Systems on or after the Closing Date.

13.3                           Limitations on Indemnification. The indemnification provided for in Section 13.2 is subject to the following limitations:

(a)                                  The aggregate amount of all Indemnification Payments made by Seller pursuant to clause (i) of Section 13.2 shall not exceed $1,200,000.00.

(b)                                 Neither Party shall not be liable to indemnify any Indemnitee pursuant to Section 13.2 unless and until the Indemnitees have collectively suffered aggregate Indemnifable Losses under such clauses of more than $37,500 (the “Basket”) (at which point, subject to the other limitations herein, such Party shall be liable for all Indemnifiable Losses in excess of the Basket).

(c)                                  Any payment made by Seller to an Indemnitee pursuant to clause (i) of Section 13.2 shall be net of any tax savings insurance proceeds and proceeds from third parties recovered by and paid to such Indemnitee.

13.4                           Defense of Claims.  If any Indemnitee receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not a party to this Agreement (a “Third Party Claim”) against such Indemnitee, with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after receipt of notice of such Third Party Claim; provided, however, that the failure of the Indemnitee to notify the Indemnifying Party shall only relieve the Indemnifying Party from its obligation to indemnify the Indemnitee pursuant to this Article to the extent that the Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise). Upon receipt of notification of a Third Party Claim, the Indemnifying Party shall be entitled, upon written notice to the Indemnitee, to assume the investigation and defense thereof. Whether or not the Indemnifying Party elects to assume the investigation and defense of any Third Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in the investigation and defense thereof; provided, however, that the Indemnitee shall pay the fees and disbursements of such separate counsel unless (i) the employment of such separate counsel has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has failed to assume the defense of such Third Party Claim within a reasonable time after receipt of notice thereof, or (iii) the named parties to the proceeding in which such claim, demand, action or cause of action has been asserted include both the Indemnifying Party and such Indemnitee and, in the reasonable judgment of counsel to such Indemnitee, there exists one or more defenses that may be available to the Indemnitee that are in conflict with those available to the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be liable for the fees and disbursements of more than one counsel for all Indemnitees in connection with any one proceeding or any similar or related proceedings arising from the same general allegations or circumstances. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee unless such settlement includes as an unconditional term thereof the release of the Indemnitee from all liability in respect of such Third Party Claim. If a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnitee in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnitee, the Indemnitee may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the sum of the settlement offer that the Indemnitee declined to accept plus any Indemnifiable Losses in excess of those relating to the Third Party Claim through the date of its rejection of the settlement offer or (B) the aggregate Indemnifiable Losses of the Indemnitee with respect to such claim.

13.5                           Exclusive Remedy.  From and after the Closing, neither Party shall be liable or responsible in any manner whatsoever to the other Party, whether for indemnification or otherwise, except for indemnification as expressly provided in this Article XIII, which provides the exclusive remedy and cause of action of the parties hereto with respect to any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby; provided, however, that this Section 13.5 shall not limit or otherwise restrict (i) any remedies for actual fraud by either Party, (ii) any remedies for the breach of Section 14.1, or (iii) the right of a Party to seek specific performance of the other Party’s obligations herein.

ARTICLE XIV

Other Agreements

14.1                           Covenant Not to Compete.  For a period of five (5) years following the Closing Date, Seller, its officers, directors, shareholder and affiliates, agree not to compete with Buyer, its subsidiaries and affiliates in providing entertainment, information or communications services to the multi-family marketplace (including apartments, condominiums, cooperatives, college/university residences, senior centers and gated communities) in the Chicago metropolitan area at any time during such period.

14.2                           Seller’s Employees.  Seller shall make available to Buyer the services of its current employees for so long as Buyer reasonably requests, and Buyer shall reimburse Seller promptly upon request (which shall be delivered to Buyer not more than twice each month) the actual costs incurred by Seller for compensation paid and benefits provided to such employees.

ARTICLE XV

Miscellaneous

15.1                           Expenses. Except as otherwise expressly provided for in this Section 15.1 or elsewhere in this Agreement, each Party hereto shall pay its own expenses and costs relating to the negotiation, execution and performance of this Agreement. Seller and Buyer shall bear equally the fees and expenses of the Escrow Agent.

15.2                           Governing Law. This Agreement shall be governed by the laws of the State of Illinois regardless of the laws that might otherwise govern under applicable conflicts of law principles. Buyer and Seller irrevocably submit to the exclusive jurisdiction of any Illinois state court located in Cook County, Illinois and the United States District Court for the Northern District of Illinois.

15.3                           Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or transmitted by facsimile, or five (5) days after mailed, certified or registered mail, with postage prepaid addressed as follows (or to such other person or address as the Party to receive such notice may have designated from time to time by notice in writing pursuant hereto):

If to Seller:	Direct Satellite, Inc.
Attn: Tom Looney
3825 North Elston Avenue
Chicago, Illinois 60618
Telephone: (773) 539-6000
Fax: (773) 583-0281

With a copy to:	Schwartz, Cooper, Greenberger & Krauss Chartered
180 N. LaSalle Street, Suite 2700
Chicago, Illinois 60601
Attn: William M. Holzman
Telephone: (312) 516-4475
Fax: (312) 264-2498

If to Buyer:	MDU Communications (USA) Inc.
60-D Commerce Way
Totowa, New Jersey 07512
Attn: Brad Holmstrom
Tel: (973) 237-9499
Fax: (973) 237-9243

15.4                           Counterparts; Third Party Beneficiaries. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. No provisions of this Agreement, other than as expressly provided in the indemnification provision of Article XIII is intended to (i) confer upon any Person other than the Parties hereto and their successors and permitted assigns, any rights or remedies hereunder, (ii) relieve or discharge the obligation or liability of any third party or (iii) give any third party any right of subrogation or action against Seller or Buyer.

15.5                           Entire Agreement. This Agreement embodies the entire agreement and understanding between Seller and Buyer with respect to the subject matter hereof and supersedes all prior agreements and understandings related to the subject matter hereof. There are no representations, warranties, covenants, promises or agreements on the part of either Party to the other hereto which are not explicitly set forth herein.

15.6                           Modifications. Any modification, amendment or waiver of or with respect to any provision of this Agreement or any agreement, instrument or document delivered pursuant hereto shall not be effective unless it shall be in writing and signed by Seller and Buyer and shall designate specifically the terms and provisions so modified.

15.7                           Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Buyer, on the one hand, or Seller, on the other hand, without the prior written consent of the other.

15.8                           Schedules / Exhibits. Any matter disclosed on any one Schedule or Exhibit hereto shall be deemed to be disclosed on all other Schedules or Exhibits hereto.

15.9                           Public Announcements. Seller and Buyer will consult with each other before issuing, and will provide each other the opportunity to review and comment upon, any press release or other public statements (or relevant portions thereof) relating to the transactions contemplated by this Agreement. Neither party shall issue any such press release or make any such public statement prior to obtaining the consent of the other party, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. Each Party also agrees that it will not, directly or indirectly, except to the extent required by law, regulatory process or proceeding or court order (provided prior timely notice has been provided to the other Party to permit such Party to limit such disclosure or to seek appropriate protective orders), make use of or divulge, or permit any of its agents or employees to make use of or divulge, any terms or conditions of this Agreement. The obligations contained herein are in addition to and independent of the obligations contained in the Non-Disclosure Agreement previously executed by Seller and Buyer.

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IN WITNESS WHEREOF, the Parties, acting through their duly authorized representatives, have executed this Agreement as of the date first above written.

DIRECT SATELLITE, INC.

By:
Name:
Title:

MDU COMMUNICATIONS (USA) INC.

By:
Name:
Title: